Exhibit 99.1

Contact:	David B. Edelson Chief Financial Officer (212) 521-2439 Mary Skafidas Investor and Public Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION SUBSIDIARY, HIGHMOUNT EXPLORATION & PRODUCTION, TO PURSUE STRATEGIC ALTERNATIVES

NEW YORK, May 23, 2014 -- Loews Corporation (NYSE: L) announced today that its oil and gas exploration and production subsidiary, HighMount Exploration & Production, LLC, is pursuing strategic alternatives, including a potential sale of the business. At March 31, 2014, HighMount’s total assets, primarily comprised of natural gas and oil reserves, had a carrying value of approximately $1.1 billion (excluding deferred tax assets). HighMount had long-term debt and other liabilities totaling approximately $592 million at March 31, 2014. Loews may incur a loss as a result of this process.

ABOUT HIGHMOUNT EXPLORATION & PRODUCTION, LLC

HighMount Exploration & Production, LLC is engaged, through subsidiaries, in the exploration, production and marketing of natural gas and oil (including condensate and NGLs), primarily located in the Sonora Field within the Permian Basin in West Texas. HighMount holds leasehold or drilling rights in approximately 660,000 net acres, of which approximately 480,000 acres are developed and the balance is held for future exploration and development drilling opportunities. As of March 31, 2014, HighMount owned 730 Bcfe of net proved reserves, of which 93% were classified as proved developed reserves.

ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and two wholly owned subsidiaries: HighMount Exploration & Production LLC and Loews Hotels & Resorts. For more information please visit www.loews.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements relating to expectations, plans or prospects for Loews Corporation and its subsidiary, HighMount Exploration & Production, LLC and its subsidiaries, including with respect to whether any potential sale of or other strategic transaction by or related to HighMount will be consummated and, if so, the timing and terms of any such transaction, including any possible sale price, and the financial impact of any such transaction on Loews Corporation, including the amount of any potential loss incurred. These statements are based upon the current plans, expectations and beliefs of management of Loews Corporation and are subject to many risks and uncertainties that could cause actual results to differ materially from the current plans or expectations described in the forward-looking statements. Many of these risks and uncertainties are beyond the control of Loews Corporation.[Missing Graphic Reference]